Exhibit 99.1

May 25, 2022	Contact:	Lisa Weeks
+843-383-7524
lisa.weeks@sonoco.com

Sonoco Announces Transition of Chief Financial Officer

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today announced that Julie Albrecht, who has served as Vice President and Chief Financial Officer since March 2019, will be departing the Company on June 30, 2022. Albrecht will remain in the CFO role through that date to ensure a smooth and orderly transition of responsibilities. Her successor will be the subject of a future announcement as the Company is undergoing a retained search of internal and external candidates.

Albrecht joined Sonoco in March 2017 as Corporate Vice President, Treasurer and Assistant CFO holding responsibility for Sonoco’s treasury, tax and risk management functions. As CFO, she has been instrumental in the Company’s activities to improve cash flow generation, de-risk and annuitize the Company’s domestic defined pension plans and finance more than $2 billion in strategic acquisitions.

“Julie has brought a focus on developing strong finance talent, leading diversity and inclusion initiatives, driving a process improvement culture in finance and building strategic alignment between the CFO position and senior leadership within Sonoco,” said Howard Coker, President and CEO. “She will be missed, and I wish her all the best in her future personal and professional endeavors.”

Albrecht is a finance professional with more than 30 years of diverse experiences. She is graduate of Wake Forest University with a B.S. in Accounting. She spent four years in audit with PricewaterhouseCoopers where she obtained her Certified Public Accountant license. In 1996, Albrecht joined Coltec Industries where she worked in various finance roles for almost 19 years after Coltec was acquired by Goodrich Corporation, which was then acquired by United Technologies. In March 2015, she became VP, Finance, Investor Relations and Treasurer at Esterline Technologies, a $2 billion global aerospace company.

About Sonoco

Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for its customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2022 as well as being included in Barron’s 100 Most Sustainable Companies for the third consecutive year. For more information, visit www.sonoco.com.

###

1 North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com